Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 5, 2014 (the “2014 Effective Date”) between (a) SILICON VALLEY BANK, a California corporation with a loan production office located at 3353 Peachtree Road, NE, North Tower, Suite M-10, Atlanta, Georgia 30326 (“Bank”), and (b) NUMEREX CORP., a Pennsylvania corporation (“Numerex”), CELLEMETRY LLC, a Delaware limited liability company (“Cellemetry”), CELLEMETRY SERVICES, LLC, a Georgia limited liability company (“Services”), NUMEREX GOVERNMENT SERVICES LLC, a Georgia limited liability company (‘Government Services”), NUMEREX SOLUTIONS, LLC, a Delaware limited liability company (“Solutions”), ORBIT ONE COMMUNICATIONS, LLC, a Georgia limited liability company (“Orbit”), UBLIP, INC., a Georgia corporation (“uBlip”), and UPLINK SECURITY, LLC, a Georgia limited liability company (“Uplink”) (hereinafter, Numerex, Cellemetry, Services, Government Services, Solutions, Orbit, uBlip, and Uplink are jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement dated as of April 25, 2011, between Borrower and Bank, as amended by a certain First Loan Modification Agreement, dated as of September 12, 2012, between Borrower and Bank, and as further amended by a certain Second Loan Modification Agreement, dated as of September 24, 2013, between Borrower and Bank (as amended, the “Prior Loan Agreement”).  The parties agree as follows:

WHEREAS, each Borrower has requested that Bank establish the loan arrangement as set forth herein; and

WHEREAS, each Borrower requests that as a convenience to that Borrower, such loans as may be made hereunder shall be directed to Numerex which will, in turn, distribute the proceeds thereof to the respective Borrower;

NOW THEREFORE, as an additional inducement for Bank to establish the loan arrangement and to direct such loans as may be made hereunder to Numerex as described above, each Borrower covenants and agrees as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

1.1 Designation of Agent.  Each Borrower hereby designates Numerex as the agent of that Borrower to discharge the duties and responsibilities of such Borrower as provided herein.

1.2 Operation of Borrowing.  Except as otherwise provided in this Section, all Credit Extensions hereunder shall be requested solely by Numerex as agent for each Borrower.  Each Borrower shall be directly indebted to Bank for each Credit Extension distributed to Numerex, together with all accrued interest thereon, as if that amount had been advanced directly by Bank to such Borrower. Bank shall have no responsibility to inquire as to the distribution of Credit Extensions made by Bank through Numerex as described herein.

1.3 Continuation of Authority of Agent.  The authority of Numerex to request loans on behalf of, and to bind, the Borrowers, shall continue unless and until Bank actually receives written notice of the termination of such authority.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 2014 Term Loan.

(a) Availability.  Subject to the terms and conditions of this Agreement, Bank agrees to make one (1) advance (the “2014 Term Loan Advance”) available to Borrower on the 2014 Effective Date in an amount not to exceed Twenty-Five Million Dollars ($25,000,000.00), provided that the proceeds of the 2014 Term Loan Advance shall be used to finance the Omnilink Acquisition.  After repayment, the 2014 Term Loan Advance may not be reborrowed.

(b)  Repayment. Borrower shall repay the principal amount of the 2014 Term Loan Advance in  consecutive quarterly installments of principal on the last calendar day of each quarter for the applicable quarter as follows: (i) for the quarter ending on June 30, 2014 and for each quarter thereafter through and including the fiscal quarter ending on March 31, 2015, a principal payment equal to one-fourth (1/4) of ten percent (10.0%) of the original principal amount of the 2014 Term Loan Advance for each quarter, (ii) for the quarter ending on June 30, 2015 and for each quarter thereafter through and including the quarter ending on March 31, 2017, a principal payment equal to one-fourth (1/4) of fifteen percent (15.0%) of the original principal amount of the 2014 Term Loan Advance for each quarter, and (iii) for the quarter ending June 30, 2017 and for each quarter thereafter through and including the quarter ending March 31, 2019, a principal payment equal to one-fourth (1/4) of twenty percent (20.0%) of the original principal amount of the 2014 Term Loan Advance for each quarter.   Any remaining outstanding principal amount of the 2014 Term Loan Advance and any accrued and unpaid interest thereon and all other outstanding Obligations with respect to the 2014 Term Loan Advance are due and payable in full on the 2014 Term Loan Maturity Date. Once repaid, the 2014 Term Loan Advance may not be reborrowed

(c) Mandatory Prepayment Upon an Acceleration. If the 2014 Term Loan Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Premium, plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Term Loan Advances.

(i) Prior to the first (1st) anniversary of the 2014 Effective Date, upon at least three (3) Business Days prior written notice to Bank, Borrower shall have the option to prepay, (1) up to Twelve Million Five Hundred Thousand ($12,500,000) of the 2014 Term Loan Advance without any penalty or premium (including the Prepayment Premium), provided (A) Borrower pays, on the date of such prepayment (x) all accrued and unpaid interest with respect to the amount of the 2014 Term Loan Advance being prepaid plus (y) all other sums, if any, that shall have become due and payable with respect to the amount of the 2014 Term Loan Advance being prepaid, including interest at the Default Rate with respect to any past due amounts, and (B) such prepayment is not made in connection with a refinance of all or any portion of the 2014 Term Loan Advance, or the occurrence of a Liquidity Event and (2) thereafter, the remaining amount of the 2014 Term Loan Advance, as reduced by any amounts prepaid or repaid pursuant to this Agreement (including Section 2.1.2(b), Section 2.1.2(d)(i)(1) or Section 2.2), provided Borrower pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest with respect to the amount of the 2014 Term Loan Advance being prepaid, (B) the Prepayment Premium, plus (C) all other sums, if any, that shall have become due and payable with respect to the amount of the 2014 Term Loan Advance being prepaid, including interest at the Default Rate with respect to any past due amounts.

(ii) On or after the first (1st) anniversary of the 2014 Effective Date, upon at least three (3) Business Days prior written notice to Bank, Borrower shall have the option to prepay all, or a portion of, the 2014 Term Loan Advance advanced by Bank under this Agreement without any penalty or premium, including any Prepayment Premium, provided Borrower pays, on the date of such prepayment (A) all accrued and unpaid interest with respect to the amount of the 2014 Term Loan Advance being prepaid plus (B) all other sums, if any, that shall have become due and payable with respect to the amount of the 2014 Term Loan Advance being prepaid, including interest at the Default Rate with respect to any past due amounts.

2.2 Excess Cash Flow Recapture Payments.   If, for any fiscal year of Borrower, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply: (i) fifty percent (50.0%) of such Excess Cash Flow toward the prepayment of the 2014 Term Loan Advance, if the Leverage Ratio as of the last day of such fiscal year is equal to or greater than 2.50 to 1.0, (ii) twenty-five percent (25.0%) of such Excess Cash Flow toward the prepayment of the 2014 Term Loan Advance, if the Leverage Ratio as of the last day of such fiscal year is less than 2.50:1.0 but equal to or greater than 1.50 to 1.0, and (iii) zero percent (0.00%) of such Excess Cash Flow toward the prepayment of the 2014 Term Loan Advance, if the Leverage Ratio as of the last day of such fiscal year is less than 1.50 to 1.0.  Each such prepayment shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than the earlier of (i) the date on which the financial statements of Borrower referred to in Section 6.2(c) for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Bank, or (ii) April 15th of such year.  Any such payment shall be applied to the principal balance of the 2014 Term Loan Advance in the inverse order of maturity.  For the avoidance of doubt, any prepayment made on an Excess Cash Flow Application Date in accordance with this Section 2.2 shall not be subject to the Prepayment Premium, any amounts due under Section 3.6(c), Section 3.7(a), or any other penalties, premiums, fees or expenses.  For the avoidance of doubt, any prepayment of the 2014 Term Loan Advance pursuant to this Section 2.2 shall not be considered a prepayment of the 2014 Term Loan Advance pursuant to Section 2.1.2(d).

2.3 General Provisions Relating to the Credit Extensions.  Each Credit Extension shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension; provided that in no event shall Borrower maintain at any time LIBOR Credit Extension having more than two (2) different Interest Periods.  Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.4.

2.4 Payment of Interest on the Credit Extensions.

(a) Computation of Interest.  Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Credit Extensions.  Each Credit Extension shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at (i) a floating rate per annum equal to the Prime Rate plus the Prime Rate Margin for such Credit Extensions, or (ii) the LIBOR Rate plus the LIBOR Rate Margin for such Credit Extensions, as the case may be.  On and after the expiration of any Interest Period applicable to any LIBOR Credit Extension outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Credit Extension shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.0%).  Pursuant to the terms hereof, interest on each Credit Extension shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of any Credit Extension pursuant to this Agreement for the portion of any Credit Extension so prepaid and upon payment (including prepayment) in full thereof.  All accrued but unpaid interest on the Credit Extensions shall be due and payable on the Revolving Line Maturity Date and the 2014 Term Loan Maturity Date.

(c) Default Interest.  Except as otherwise provided in Section 2.4(b), upon the occurrence and during the continuation of an Event of Default, Obligations shall bear interest five percent (5.00%) above the rate effective immediately before the Event of Default (the “Default Rate”).  Payment or acceptance of the increased interest provided in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Credit Extensions.  Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.  Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate.

(e) LIBOR Credit Extensions.  The interest rate applicable to each LIBOR Credit Extension shall be determined in accordance with Section 3.6(a) hereunder.  Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extension, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Credit Extension.

(f) Debit of Accounts.  Bank (i) shall debit Borrower’s Designated Deposit Account for principal and interest payments when due, and (ii) may debit Borrower’s Designated Deposit Account (x) upon notice for any other amounts (less than One Hundred Thousand Dollars ($100,000)) Borrower owes Bank when due, or (y) upon prior written notice for any other amounts (in excess of One Hundred Thousand Dollars ($100,000)) Borrower owes Bank when due.  These debits shall not constitute a set-off.

(g) Interest Payment Date.  Unless otherwise provided, interest is payable on the Interest Payment Date.

2.5 Fees.  Borrower shall pay to Bank:

(a) Commitment Fee.  A fully earned, non-refundable commitment fee of One Hundred Fifty Thousand Dollars ($150,000.00) shall be earned and payable on the 2014 Effective Date;

(b) Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to the Unused Revolving Line Facility Fee Amount, calculated by Bank in accordance with the terms of this Agreement;

(c) Prepayment Premium.  The Prepayment Premium, if and when due hereunder;

(d) Early Termination Fee.  The Revolving Line may be terminated prior to the Revolving Line Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, under Sections 8.4 or 8.5 hereof without notice, effective immediately (subject to the applicable cure period, if any).  If the Revolving Line is terminated prior to the first (1st) anniversary of the 2014 Effective Date: (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank all outstanding Obligations under the Agreement with respect to the Revolving Line, as well as a non-refundable early termination fee in the amount of Fifty Thousand Dollars ($50,000.00) (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations; and

(e) Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the 2014 Effective Date, when due.

(f) Good Faith Deposit.  Borrower has paid to Bank a good faith deposit of Fifty Thousand Dollars ($50,000.00) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process, which Good Faith Deposit will be applied to the Bank Expenses on the 2014 Effective Date.

2.6 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Bank shall apply the whole or any part of collected funds against the Revolving Line or, if no principal or interest is then owing under the Revolving Line, credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank).  The order and method of  application of funds with respect to principal, interest and fees owed with respect to the Revolving Line shall be made in the sole discretion of Bank.  Borrower shall have no right to specify the order of payment with respect to the Revolving Line.  Borrower shall designate the depository account to which funds shall otherwise be credited.

2.7.           Prior Loan Agreement.  Bank and Borrower hereby acknowledge and agree that there are no outstanding obligations due to Bank by Borrower with respect to the Prior Agreement, except as set forth on Schedule 2.7 attached hereto, which outstanding obligations shall be paid in full on the 2014 Effective Date.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and evidence of completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreement;

(c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Pennsylvania as of a date no earlier than thirty (30) days prior to the 2014 Effective Date;

(d) Secretary’s Certificate with completed Borrowing Resolutions for Borrower;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) duly executed Omnilink Purchase Agreement, together with (i) evidence that the Liens securing Indebtedness owed by Omnilink Systems, Inc. to Partners for Growth III, L.P. will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the Omnilink Acquisition, be terminated;

(g) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(h) a legal opinion (authority only) of Borrower’s counsel dated as of the 2014 Effective Date together with the duly executed original signature thereto; and

(i) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of a Notice of Borrowing;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations.

3.3 Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedure for the Borrowing of Credit Extensions.

(a)           Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.  Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of the 2014 Term Loan Advance and Prime Rate Credit Extensions, specifying:

(1)           the amount of the Credit Extension, which, if a LIBOR Credit Extension is requested, shall be in an aggregate minimum principal amount of $1,000,000;

(2)           the requested Funding Date;

(3)           whether the Credit Extension is to be comprised of LIBOR Credit Extensions or Prime Rate Credit Extensions; and

(4)           the duration of the Interest Period applicable to any such LIBOR Credit Extensions included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Credit Extension comprised of LIBOR Credit Extensions, such Interest Period shall be one (1) month.

                      (b)           The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.  No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.

3.5 Conversion and Continuation Elections.

(a)           So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Bank:

(1)           elect to convert on any Business Day, Prime Rate Credit Extensions in an amount equal to One Million Dollars ($1,000,000.00) into LIBOR Credit Extensions;

(2)           elect to continue on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000.00); provided, that if the aggregate amount of LIBOR Credit Extensions shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than One Million Dollars ($1,000,000.00), such LIBOR Credit Extensions shall automatically convert into Prime Rate Credit Extensions, and on and after such date the right of Borrower to continue such Credit Extensions as, and convert such Credit Extensions into, LIBOR Credit Extensions shall terminate; or

(3)           elect to convert on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000.00) into Prime Rate Credit Extensions.

                      (b)           Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Eastern time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) one (1) Business Day in advance of the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Credit Extensions to be converted or continued which, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions, shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000.00);

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

                      (c)           If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.

                      (d)           Any LIBOR Credit Extensions shall, at Bank’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line.

                      (e)           Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Credit Extensions.

3.6 Special Provisions Governing LIBOR Credit Extensions.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:

(a) Determination of Applicable Interest Rate.  As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate.  In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Credit Extensions due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.

(d) Assumptions Concerning Funding of LIBOR Credit Extensions.  Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.

                      (e)           LIBOR Credit Extensions After Default.  After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Credit Extensions.

3.7 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.

(a)           If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Credit Extension prior to the last day of the Interest Period for such Credit Extension, Borrower shall, immediately on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion.  Bank’s determination as to such amount shall be conclusive absent manifest error.

(b)           Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)           changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)           imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Credit Extensions or any deposits referred to in the definition of LIBOR); or

(iii)           imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the 2014 Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7.  Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive, absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction, provided that Bank shall use reasonable efforts (subject to overall policy considerations of Bank) to designate another lending office for any Credit Extensions affected by such event, provided further that such designation is made on such terms such that Bank and its lending office suffer no economic, legal or regulatory disadvantage.  A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Credit Extensions, then Bank shall promptly give notice thereof to Borrower.  Upon the giving of such notice, Bank’s obligation to make the LIBOR Credit Extensions shall terminate; provided, however, Credit Extensions shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Credit Extensions.

(e)           If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)).  Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Credit Extensions then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2 Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.  In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (i) one hundred percent (100.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred five percent (105.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.3 Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.   Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their jurisdiction of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is as indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the 2014 Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defect, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software and other non-customized mass market licenses that are commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Intentionally Omitted.

5.4 Litigation.  Except as set forth on the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5 Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions (i) to finance the Omnilink Acquisition, (ii) as working capital and (iii) to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12           Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.13           Dormant Subsidiaries.  Borrower represents and warrants that DCX Systems Australia PTY LTD, a wholly-owned subsidiary of Borrower, is dormant and has no business operations, and shall remain dormant and shall continue not to have business operations during the term of this Agreement.  If this Subsidiary has more than One Hundred Thousand Dollars ($100,000) in assets or conducts business at any time, Borrower shall cause such Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.13 shall be a Loan Document.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates.  Deliver to Bank:

(a) Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each quarter (other than the final fiscal quarter of each fiscal year), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form acceptable to Bank (the “Quarterly Financial Statements”);

(b) Compliance Certificate.  (i) Together with the Quarterly Financial Statements, and (ii) together with the Annual Audited Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably requests.

(c) Annual Audited Financial Statements.  As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, it being agreed that each of Grant Thornton LLP, Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers LLP, Ernst & Young LLP or KPMG LLP is acceptable to Bank (“Annual Audited Financial Statements”).

(d) Operating Budget.  As soon as available, but no later than forty-five (45) days after the last day of Borrower’s fiscal year, and within five (5) days following any material updates or changes thereto, Board-approved operating budget as to the then current fiscal year, in a form presentation reasonably acceptable to Bank.

(e) Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(f) Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any registered copyright, patent or trademark not shown in the IP Security Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(g) Other Financial Information.  Within thirty (30) days following Bank’s written request therefor, Borrower’s budgets, sales projections, and operating plan.

6.3 Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects, excluding obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.   Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the 2014 Effective Date.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Thousand Dollars ($200,000).

6.4 Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.   If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Borrower shall establish and thereafter maintain all and all of its Subsidiaries’ operating, depository, and securities accounts with Bank and Bank’s Affiliates, which accounts shall represent at least seventy-five percent (75.0%) of the dollar value of Borrower’s and such Subsidiaries’ cash at all financial institutions (excluding cash collateral securing up to one hundred percent (100%) of letters of credit and cash held as a deposit pursuant to a lease for rental property).

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall use commercially reasonable efforts to cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  If Borrower fails to deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to Bank within thirty (30) days (or such later date as may be agreed to by Bank in writing, in its sole discretion) of establishing such Collateral Account, Borrower shall immediately close the Collateral Account and transfer the funds of such Collateral Account (and any funds subsequently deposited in such account) to an account of Borrower maintained with SVB.  The provisions of the previous sentence shall not apply to (i) deposit accounts securing up to one hundred percent (100%) of letters of credit and cash held as a deposit pursuant to a lease for rental property, and (ii) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants.  Maintain at all times, to be tested as set forth below, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Liquidity.  Commencing with the calendar quarter ending June 30, 2014, and as of the last day of each calendar quarter thereafter, Borrower’s consolidated unrestricted cash and Cash Equivalents maintained with Bank, plus the Availability Amount, in an amount of at least Five Million Dollars ($5,000,000.00).

(b) Leverage Ratio.  (i) Commencing with the calendar quarter ending June 30, 2014, and as of the last day of each calendar quarter thereafter, through and including the calendar quarter ending March 31, 2015, a Leverage Ratio of not more than 3.0:1.0, (ii) commencing with the calendar quarter ending June 30, 2015, and as of the last day of each calendar quarter thereafter, through and including the calendar quarter ending March 31, 2016, a Leverage Ratio of not more than 2.75:1.0, and (iii) commencing with the calendar quarter ending June 30, 2016, and as of the last day of each calendar quarter thereafter, a Leverage Ratio of not more than 2.25:1.0, in each case to be tested as of the last day of each calendar quarter.

(c) Fixed Charge Coverage Ratio.  Commencing with the calendar quarter ending June 30, 2014, and as of the last day of each calendar quarter thereafter, a ratio of (i) Adjusted EBITDA, less unfunded capital expenditures, less capitalized software development costs, and less cash taxes, each for the consecutive four (4) quarters ending on the date of determination, to (ii) Fixed Charges, of at least: (x) for each calendar quarter through and including the calendar quarter ending March 31, 2015, 1.10 to 1.0, and (y) for the calendar quarter ending June 30, 2015, and for each calendar quarter thereafter, 1.25:1.0, in each case to be tested as of the last day of each calendar quarter.

6.8 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of Borrower’s Intellectual Property that is material to its business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software and other non-customized mass market licenses that are commercially available to the public).  Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement (upon reasonable prior notice and during reasonable business hours unless an Event of Default has occurred and is continuing) make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.11           Lockbox.  Direct each Account Debtor of Borrower and its Subsidiaries (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).  Notwithstanding the foregoing, in connection with any acquisition (permitted pursuant to the terms of Section 7.3 hereof) Borrower shall direct each Account Debtor of such newly acquired entity to remit payments with respect to the Accounts to the Lockbox within sixty (60) days (or such later date as may be agreed to by Bank in writing, in its sole discretion) after the consummation of such acquisition.

6.12           Joinder Agreement.  Cause Omnilink Systems, Inc. to provide to Bank a joinder to this Agreement to cause Omnilink Systems, Inc. to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of Omnilink Systems, Inc.) within sixty (60) days, or such later date as may be agreed to by Bank, following the consummation of the transactions contemplated by the Omnilink Purchase Agreement.

6.13           Liquidity Following the Omnilink Acquisition. Deliver to Bank, immediately following the consummation of the Omnilink Acquisition, evidence satisfactory to Bank, in its sole discretion, that Borrower’s consolidated unrestricted cash and Cash Equivalents maintained with Bank, plus the Availability Amount, is in an amount of at least Seven Million Dollars ($7,000,000.00).

6.14           Post-Closing Deliverables.   Use commercially reasonable efforts to deliver to Bank, within sixty (60) days after the 2014 Effective Date (or such later date as may be agreed to by Bank in writing, in its sole discretion): (i) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank, (ii) landlord’s consent for each of the following leased locations: (x) 3330 Cumberland Blvd, Suite 700, Atlanta, Georgia 30339, (y) 375 Riverside Pkway, 1st Floor, Lithia Springs, Georgia 30122, and (z) 2820 E. College Ave., State College, Pennsylvania 16801, and (iii) bailee’s waiver from Saddle Creek Logistics Services in favor of Bank.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive and exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) of property not material to Borrower’s business in an aggregate amount not to exceed (i) Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year of Borrower, and (ii) Five Hundred Thousand Dollars ($500,000) in the aggregate.

7.2 Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if any Key Person ceases to hold such office with Borrower and replacements satisfactory to Borrower’s board of directors are not made within ninety (90) days after such Key Person’s departure from Borrower; or; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.

7.3 Mergers or Acquisitions.  Without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions and the Omnilink Acquisition.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.

7.6 Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments.  (a) Pay any dividends or make any distribution or payment on or in respect of shares of its capital stock, or redeem, retire or repurchase any shares of its capital stock (or any securities or instruments convertible into or exercisable for, or other rights to acquire, directly or indirectly, shares of its capital stock) from the holders thereof, other than shares of its capital stock received or retained by, or returned, surrendered or forfeited to, Borrower as payment for other shares of its capital stock sold and issued by Borrower, including, but not limited to, the cashless exercise of stock purchase warrants and options granted by Borrower, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension within three (3) Business Days of its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the 2014 Term Loan Maturity Date and/or the Revolving Line Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(c), 6.9, 6.12, or 6.13, or violates any covenant in Section 7; or; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change.  A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any default by Borrower, the result of which could have a material adverse effect on Borrower’s business;

8.7 Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or, except as otherwise provided herein, the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank and terminate the Revolving Line;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to 100% (if the Letter of Credit is denominated in U.S. Dollars) or 105% (if the Letter of Credit is denominated in Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable, except when any such notice, demand or any other of the foregoing actions are specifically provided for in this Agreement.

9.8 Borrower Liability.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9.9 Ratification of Pledge Agreement. Borrower hereby (i) ratifies, confirms and reaffirms, all the terms and condition of the Pledge Agreement, (ii) acknowledges, confirms and agrees that “Loan Agreement” as defined therein includes this Agreement, and (iii) acknowledges, confirms and agrees that the Pledge Agreement shall secured Borrower’s Obligations to Bank pursuant to this Agreement.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:
Numerex Corp. (as Agent for all  Borrowers)
3330 Cumberland Blvd SE, Suite 700
Atlanta, Georgia 30339
          Attn:  Contracts Administration
         Fax:  (770) 639-5951

If to Bank:
Silicon Valley Bank
        275 Grove Street, Suite 2-200
        Newton, Massachusetts  02466
        Attn:  Jack Gaziano
        Fax:   (617) 969-5973
        Email:  JGaziano@svb.com

with a copy to:
     Riemer & Braunstein LLP
        Three Center Plaza
            Boston, Massachusetts  02108
             Attn:  David A. Ephraim, Esquire
             Fax:    (617) 880-3455
             Email:    DEphraim@riemerlaw.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

12.2 Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6 Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements, including the Prior Loan Agreement.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run. Without limiting the foregoing, except as otherwise provided in Section 4.2, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements.

12.9 Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank (in each case, through no fault of Bank); or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Right of Set Off.   Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“2014Effective Date” is defined in the preamble hereof.

“2014 Term Loan Advance” is defined in Section 2.1.2.

“2014 Term Loan Maturity Date” is May 5, 2019.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

 “Additional Costs” is defined in Section 3.7(b).

“Adjusted EBITDA” is Borrower’s EBITDA, plus, without duplication, (a) reasonable cash and non-cash restructuring charges in an aggregate amount not exceeding One Million Dollars ($1,000,000.00) with respect to any twelve (12) month period, resulting from severance, relocation, transition and integration charges, plus, without duplication, (b) reasonable synergy costs that Borrower has taken steps to realize in connection with mergers and acquisitions in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) with respect to any twelve (12) month period, plus without duplication, (c) other one-time or non-cash expenses as approved by Bank in writing on a case by case basis in its sole and absolute discretion and one-time transactional costs resulting from the Omnilink Acquisition.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Annual Audited Financial Statements” is defined in Section 6.2(c).

“Availability Amount” is the Revolving Line, minus the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Board” means Borrower’s board of directors.

 “Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

 “Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

 “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Credit Extension into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, 2014 Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.

 “Default Rate” is defined in Section 2.4(c).

 “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300723671, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

 “EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expense.

“Effective Amount” means with respect to any Credit Extension on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

 “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

 “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excess Cash Flow”:  for any fiscal year of Borrower, the excess, if any, of EBITDA for such fiscal year minus (i) provisions for current taxes based on income of Borrower and payable in cash with respect to such period, minus (ii) the aggregate amount actually paid by Borrower in cash during such fiscal year on account of capital expenditures, minus (iii) the aggregate amount actually paid by Borrower on account of capitalized software costs, minus (iv) all prepayments of Advances during such fiscal year.

“Excess Cash Flow Application Date”:  as defined in Section 2.2.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Fixed Charges” is (a) with respect to the last day of the calendar quarter ending June 30, 2014, the amount that is equal to four (4) times the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the calendar quarter ending on such date of determination, (b) with respect to the last day of the calendar quarter ending September 30, 2014, the amount that is equal to two (2) times the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the two (2) consecutive calendar quarters ending on such date of determination, (c) with respect to the last day of the calendar quarter ending December 31, 2014, the amount that is equal to one and three-tenths of one (1.3) times the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the three (3) consecutive calendar quarters ending on such date of determination, and (d) with respect to the last day of the calendar quarter ending March 31, 2015, and with respect to the last day of each calendar quarter thereafter, the amount that is equal to the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the consecutive four (4) quarters ending on the date of determination.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.5(f).

 “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

 “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Credit Extension, the last day of each Interest Period applicable to such LIBOR Credit Extension and, with respect to Prime Rate Credit Extensions, the last  calendar day of each quarter (or, if the last day of the quarter does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Credit Extension is converted into a LIBOR Credit Extension to the extent of the amount converted to a LIBOR Credit Extension.

“Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Revolving Line Maturity Date or the 2014 Term Loan Maturity Date, as applicable, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Credit Extension, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Borrower’s Chief Executive Officer (who is, as of the 2014 Effective Date, Stratton J. Nicolaides) and Chief Financial Officer (who is, as of the 2014 Effective Date, Richard Flynt).

 “Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Leverage Ratio” means as at the last day of any period, the ratio of (a) the aggregate principal amount of all Indebtedness of Borrower (including without limitation, the aggregate principal and interest payments due or to become due under capital leases and seller notes), determined on a consolidated basis in accordance with GAAP to (b) Adjusted EBITDA measured on a trailing twelve (12) month period.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

“LIBOR Credit Extension” means a Credit Extension that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Credit Extensions comprising part of the same Credit Extensions, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is defined based upon the Borrower's Leverage Ratio for the subject month, as follows:

Performance Pricing

Leverage Ratio < 1.00	LIBOR Rate plus 2.25%
Leverage Ratio > 1.00 but less than 2.00	LIBOR Rate plus 2.75%
Leverage Ratio > 2.00	LIBOR Rate plus 3.25%

LIBOR Credit Extensions will accrue interest a rate per annum equal to the then-applicable LIBOR Rate, plus 3.25%, until receipt by Bank of the initial financial reporting package required to be delivered pursuant to the terms of this Agreement and confirmation by Bank that Borrower is in compliance with this Agreement.

 “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Event” means any of the following: (a) a sale or other disposition by Borrower of all or substantially all of its assets; (b) a merger or consolidation of Borrower into or with another person or entity, where the holders of Borrower’s outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; or (c) any sale, in a single transaction or series of related transactions, by the holders of Borrower’s outstanding voting equity securities, to one or more buyers, of such securities, where such holders do not, as of immediately following the consummation of such transaction(s), continue to hold at least a majority of Borrower’s issued and outstanding voting equity securities.

 “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Pledge Agreement, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 6.11.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit C, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, Prepayment Premium, Unused Revolving Line Facility Fee, Early Termination Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Omnilink Acquisition” means the acquisition by Borrower of Omnilink Systems, Inc. pursuant to the Omnilink Purchase Agreement.

“Omnilink Purchase Agreement” is that certain Merger Agreement dated as of April 28, 2014 by and among Numerex, Numerex Merger Corporation, Omnilink Systems, Inc. and Fortis Advisors LLC.

 “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the 2014 Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

 “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

 “Payment Date” is the first calendar day of each month.

“Parent” is defined in Section 3.7(c).

 “Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisitions” means any merger, acquisition, consolidation with or purchase of another Person by the Borrower (“Transactions”) where (a) no Event of Default has occurred and is continuing or would exist after giving effect to the Transactions on a pro forma basis; (b) Borrower provides Bank with evidence that Borrower will be in pro forma compliance with the financial covenants both before and after giving effect to the proposed Transaction; (c) Borrower is the surviving legal entity; (d) all assets acquired in connection with such Transactions shall be subject to a first priority Lien in the favor of Bank (subject only to Permitted Liens that are permitted to have superior priority to Bank’s Lien under this Agreement) upon the consummation of the Transactions; (e) in the event such Transaction results in the target company continuing to operate as a separate legal entity, Borrower  shall cause such target company to provide to Bank a joinder to the Loan Agreement to cause such target company to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such target company); (f) Borrower provides Bank with evidence that after giving effect to the Transaction on a pro forma basis that its Leverage Ratio shall be twenty-five (25) basis points less than the Leverage Ratio financial covenant set forth in Section 6.7(b) required at the time of such Transaction; and (g) such merger, acquisition, consolidation with or purchase is non-hostile in nature.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the 2014 Effective Date and shown on the Perfection Certificate;

(c)           Subordinated Debt;

(d)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)           Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Subsidiaries) existing on the 2014 Effective Date and shown on the Perfection Certificate; and

(b)           Investments consisting of Cash Equivalents.

“Permitted Liens” are:

(a)           Liens existing on the 2014 Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens or capital leases (i) on Equipment (other than Financed Equipment) acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Nine Hundred Thousand Dollars ($900,000) in the aggregate amount outstanding, or (ii) existing on Equipment (other than Financed Equipment) when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; and

(h)           non-exclusive and exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” is that certain Securities Pledge Agreement by Numerex in favor of Bank, dated as of April 25, 2011.

“Prepayment Premium” is an amount equal to one percent (1.0%) of the principal amount of the 2014 Term Loan Advance being repaid by Borrower pursuant to Section 2.1.2(d)(i).

“Prime Rate” is the “prime rate” announced from time to time in the Wall Street Journal print edition, even if it is not the lowest or best available rate.

“Prime Rate Credit Extension” is a Credit Extension that bears interest based at the Prime Rate.

“Prime Rate Margin” is defined based upon the Borrower's Leverage Ratio for the subject month, as follows:

Performance Pricing

Leverage Ratio < 1.00	Prime Rate plus 1.25%
Leverage Ratio > 1.00 but less than 2.00	Prime Rate plus 1.75%
Leverage Ratio > 2.00	Prime Rate plus 2.25%

Prime Rate Credit Extensions will accrue interest a floating rate per annum equal to the Prime Rate plus 2.25%, until receipt by Bank of the initial financial reporting package required to be delivered pursuant to the terms of this Agreement and confirmation by Bank that Borrower is in compliance with this Agreement

“Prior Loan Agreement” is defined in the preamble hereof.

“Quarterly Financial Statements” is defined in Section 6.2(a) hereof.

 “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

 “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Five Million Dollars ($5,000,000).

“Revolving Line Maturity Date” is May 5, 2019.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

 “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

 “Transfer” is defined in Section 7.1.

“United States Dollars” is the lawful currency of the United States of America.

“Unused Revolving Line Facility Fee” is defined in Section 2.5(b).

“Unused Revolving Line Facility Fee Amount” is a certain percent per annum of the average daily unused portion with respect to the applicable quarter of the Revolving Line, based upon the Borrower's Leverage Ratio for the subject quarter, as follows:

Unused Revolving Line Percent Per Annum

Leverage Ratio < 1.00	0.25%
Leverage Ratio > 1.00 but less than 2.00	0.30%
Leverage Ratio > 2.00	0.35%

[Signature page follows.]

--

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 2014 Effective Date.

BORROWER:

NUMEREX CORP.

By: __________________________________

Name:_______________________________

Title:________________________________

CELLEMETRY, LLC

By: _________________________________

Name:_______________________________

Title:________________________________

NUMEREX GOVERNMENT SERVICES, LLC

By: _________________________________

Name:_______________________________

Title:________________________________

NUMEREX SOLUTIONS, LLC

By: ________________________________

Name:_______________________________

Title:________________________________

ORBIT ONE COMMUNICATIONS, LLC

By: ________________________________

Name:_______________________________

Title:________________________________

UBLIP, INC.

By: ________________________________

Name:_______________________________

Title:________________________________

UPLINK SECURITY, LLC

By: _________________________________

Name:_______________________________

Title:________________________________

CELLEMETRY SERVICES, LLC

By: _________________________________

Name:_______________________________

Title:________________________________

BANK:

SILICON VALLEY BANK

By: _________________________________

Name:_______________________________

Title:________________________________

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:           SILICON VALLEY BANK                                                                                                     Date:
FROM:     NUMEREX CORP.

The undersigned authorized officer of Numerex Corp. (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement among Borrower and certain subsidiaries of Borrower, and Bank dated as of ______, 2014 (the “Agreement”):

 (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements with Compliance Certificate	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited)	FYE within 90 days	Yes No
Board approved Operating Budget	FYE within 45 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
The following Intellectual Property was registered (or a registration application submitted) after the 2014 Effective Date (if no registrations, state “None”)
___________________________________________________________________________________________
___________________________________________________________________________________________

Financial Covenant	Required	Actual	Complies

Leverage Ratio (Quarterly)	*	_____:1.0	Yes No
Minimum Fixed Charge Coverage Ratio (Quarterly)	**	_____:1.0	Yes No
Liquidity (Quarterly)	$5,000,000	$______	Yes No

Performance Pricing
	LIBOR Advance	Primate Rate Advance	Applies
Leverage Ratio < 1.00	LIBOR plus 2.25%	Prime plus 1.25%	Yes No
Leverage Ratio > 1.00 but less than 2.00	LIBOR plus 2.75%	Prime plus 1.75%	Yes No
Leverage Ratio > 2.00	LIBOR plus 3.25%	Prime plus 2.25%	Yes No

*As set forth in Section 6.7(b) of the Agreement.
**As set forth in Section 6.7(c) of the Agreement.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NUMEREX CORP., as agent By: Name: Title:
BANK USE ONLY

Received by: _____________________
authorized signer
Date:                    _________________________

Verified: ________________________
authorized signer
Date:                    _________________________

Compliance Status:                                         Yes     No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:           ____________________

I.           Liquidity (Section 6.7(a)):

Required:                      $5,000,000 (Quarterly commencing 6/30/14)

Actual:

A.	Consolidated unrestricted cash and Cash Equivalents maintained with Bank	$
B.	Availability Amount	$
C.	Liquidity (line A plus line B)

Is line C equal to or greater than $5,000,000?

  No, not in compliance                                                                                       Yes, in compliance

II.           Leverage Ratio (Section 6.7(b)):

Required:
(i) Commencing with the calendar quarter ending June 30, 2014, and as of the last day of each calendar quarter thereafter, through and including the calendar quarter ending March 31, 2015, a Leverage Ratio of not more than 3.0:1.0, (ii) commencing with the calendar quarter ending June 30, 2015, and as of the last day of each calendar quarter thereafter, through and including the calendar quarter ending March 31, 2016, a Leverage Ratio of not more than 2.75:1.0, and (iii) commencing with the calendar quarter ending June 30, 2016, and as of the last day of each calendar quarter thereafter, a Leverage Ratio of not more than 2.25:1.0, in each case to be tested as of the last day of each calendar quarter.

Actual:

A.
The aggregate principal amount of all Indebtedness of Borrower (including without limitation, the aggregate principal and interest payments due or to become due under capital leases and seller notes), determined on a consolidated basis in accordance with GAAP
$
B.	Adjusted EBITDA, measured on a trailing twelve (12) month period	$
C.	Leverage Ratio (line A divided by line B)

Is line C equal to or less than the amount applicable above?

  No, not in compliance                                                                                       Yes, in compliance

III.           Fixed Charge Coverage Ratio (Section 6.7(c))

Required:
Commencing with the calendar quarter ending June 30, 2014, and as of the last day of each calendar quarter thereafter, a ratio of (i) Adjusted EBITDA, less unfunded capital expenditures, less capitalized software development costs, less cash dividends, and less cash taxes, each for the consecutive four (4) quarters ending on the date of determination, to (ii) Fixed Charges, of at least: (x) for each calendar quarter through and including the calendar quarter ending March 31, 2015, 1.10 to 1.0, and (y) for the calendar quarter ending June 30, 2015, and for each calendar quarter thereafter, 1.25:1.0, in each case to be tested as of the last day of each calendar quarter

Actual:

A.	Adjusted EBITDA, less (i) unfunded capital expenditures, capitalized software development costs, and cash taxes	$
B.
(a) With respect to the last day of the calendar quarter ending June 30, 2014, the amount that is equal to four (4) times the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of the Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the calendar quarter ending on such date of determination, (b) with respect to the last day of the calendar quarter ending September 30, 2014, the amount that is equal to two (2) times the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of the Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the two (2) consecutive calendar quarters ending on such date of determination, (c) with respect to the last day of the calendar quarter ending December 31, 2014, the amount that is equal to one and three-tenths of one (1.3) times the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of the Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the three (3) consecutive calendar quarters ending on such date of determination, and (d) with respect to the last day of the calendar quarter ending March 31, 2015, and with respect to the last day of each calendar quarter thereafter, the amount that is equal to the sum of (i) Interest Expense, plus (ii) scheduled payments of principal and lease payments, on all Indebtedness of the Borrower and its Subsidiaries, including without limitation, in each case, with respect to capital leases and seller notes, for the consecutive four (4) quarters ending on the date of determination
$
C.	Fixed Charges Coverage Ratio (line A divided by line B)

Is line C equal to or greater than the amount applicable above?

  No, not in compliance                                                                                       Yes, in compliance

EXHIBIT C

FORM OF NOTICE OF BORROWING

NUMEREX CORP.

                                                                                                Date:  ______________

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA  95054
Attention:  Corporate Services Department

Re:
Second Amended and Restated Loan and Security Agreement dated as of ________ ___, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Numerex Corp. and certain other subsidiaries thereof (collectively, the “Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

           The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of a Credit Extension.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is _______________.

2. The aggregate amount of the requested borrowing is $_____________.

3. The requested Credit Extension shall consist of $___________ of Prime Rate Credit Extensions and $______ of LIBOR Credit Extensions.

4. The duration of the Interest Period for the LIBOR Credit Extensions included in the requested Credit Extension shall be __________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)           all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)           no Event of Default has occurred and is continuing, or would result from such proposed Credit Extension; and

(c)           the requested Credit Extension will not cause the aggregate principal amount of the outstanding Credit Extensions to exceed, as of the designated Funding Date, the Revolving Line.

Borrower                                                                           NUMEREX CORP.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

NUMEREX CORP.

                                                                                                Date:

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA  95054
Attention:

Re:
Second Amended and Restated Loan and Security Agreement dated as of ________ ___, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Numerex Corp. and certain other subsidiaries thereof (collectively, the “Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

           The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extensions specified herein, that:

1.           The date of the [conversion] [continuation] is                                            , 20___.

2.           The aggregate amount of the proposed Credit Extensions to be [converted] is

$                             or [continued] is $                                  .

3.           The Credit Extensions are to be [converted into] [continued as] [LIBOR] [Prime Rate] Credit Extensions.

4.           The duration of the Interest Period for the LIBOR Credit Extensions included in the [conversion] [continuation] shall be            months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b)           no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

Borrower                                                                           NUMEREX CORP.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

SCHEDULE 2.7
OUSTANDING OBLIGATIONS UNDER THE PRIOR AGREEMENT

Total Amount Owing:  $1,119.45

1671448.7